EXHIBIT 6.1









                         SUBSCRIPTION AGREEMENT

                              BY AND AMONG

                       REGENCY REALTY CORPORATION

                     SECURITY CAPITAL HOLDINGS S.A.

                                  AND

                      SECURITY CAPITAL U.S. REALTY

                              DATED AS OF

                            DECEMBER 4, 1997





                           TABLE OF CONTENTS

         SECTION                                              Page

    1.   SUBSCRIPTION; CLOSING................................   2
         1.1    Subscription for Company Common Stock.........   2
         1.2    Acceptance of Subscription....................   3
         1.3    Purchase Price................................   3
         1.4    Closing.......................................   3

    2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY........   3
         2.1    Due Incorporation, etc........................   3
         2.2    Due Authorization; Consents; No Violations....   4
         2.3    Capitalization................................   5
         2.4    Valid Issuance of Shares......................   6
         2.5    Regency Exchange Act Reports..................   6
         2.6    Permits.......................................   7
         2.7    No Adverse Change.............................   7
         2.8    No Defaults or Violations.....................   7
         2.9    Litigation....................................   8
         2.10   Title to Properties; Leasehold Interests......   8
         2.11   Environmental Matters.........................   8
         2.12   Taxes.........................................  10
         2.13   Employees:  ERISA.............................  10
         2.14   Accuracy of Statements........................  10
         2.15   Tax Matters; REIT and Partnership Status......  11
         2.16   Compliance with Organization Documents........  11
         2.17   Florida Takeover Law..........................  11
         2.18   Brokers or Finders............................  12
         2.19   Shareholder Approval..........................  12
         2.20   Amended Company Charter; Modification
                of Ownership Limit............................  12
         2.21   Consents......................................  12
         2.22   HSR Act.......................................  12
         2.23   Related Tenant Limit Waiver...................  12

    3.   REPRESENTATIONS AND WARRANTIES OF SUBSCRIBER
         AND THE ADVANCING PARTY..............................  13
         3.1    Organization and Standing.....................  13
         3.2    Due Authorization.............................  13
         3.3    Conflicting Agreements and Other Matters......  13
         3.4    Source of Funds...............................  14
         3.5    Brokers or Finders............................  14
         3.6    REIT Qualification Matters....................  14
         3.7    Investment Company Matters....................  14
















         3.8    Investment Representations....................  14
         3.9    No Substantial Investment in Company's
                  Tenants.....................................  15

    4.   SURVIVAL; INDEMNIFICATION............................  15
         4.1    Survival......................................  15
         4.2    Indemnification by Subscriber or the Company..  15

    5.   MISCELLANEOUS........................................  17
         5.1    Counterparts..................................  17
         5.2    Governing Law.................................  17
         5.3    Entire Agreement..............................  17
         5.4    Notices.......................................  17
         5.5    Successors and Assigns........................  18
         5.6    Headings......................................  18
         5.7    Amendments and Waivers........................  19
         5.8    Expenses......................................  19
         5.9    Severability..................................  19
         5.10   Further Assurances............................  19
         5.11   Joint and Several Liability; Guaranty.........  19










































                             SUBSCRIPTION AGREEMENT


         THIS SUBSCRIPTION AGREEMENT (this "Agreement") is entered into as of December 4, 1997 by and among Regency Realty Corporation, a Florida corporation (the "Company"), Security Capital U.S. Realty, a Luxembourg corporation (the "Advancing Party"), and Security Capital Holdings S.A., a Luxembourg corporation and a wholly-owned subsidiary of the Advancing Party ("Subscriber" or "Investor"). Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Stock Purchase Agreement (as hereinafter defined).

         WHEREAS, in connection with the Company's initial issuance and sale to Subscriber of shares of the Company's common stock, par value $0.01 per share (the "Company Common Stock"), pursuant to a Stock Purchase Agreement dated as of June 11, 1996, as amended (the "Stock Purchase Agreement"), the Company, the Advancing Party and Subscriber entered into a Stockholders Agreement on July 10, 1996 (the "Stockholders Agreement");

         WHEREAS, pursuant to the terms of the Stockholders Agreement, in the event that the Company issues or sells shares of capital stock of the Company, Investor is, during a specified term, entitled (except in certain limited circumstances) to a participation right to purchase, or subscribe for, a total number of shares equal to up to 42.5% of the total number of shares of capital stock proposed to be issued by the Company in its first offering after the final closing under the above-referenced Stock Purchase Agreement (the "Participation Rights");

         WHEREAS, the Company entered into a Contribution Agreement and Plan of Reorganization (the "Contribution Agreement"), dated as of February 10, 1997, by and among Branch Properties, L.P., Branch Realty, Inc. and the Company (the "Branch Transaction");

         WHEREAS, pursuant to Section 4.2 of the Stockholders Agreement, the transactions contemplated by the Contribution Agreement would have triggered a participation right of Investor to purchase or subscribe for up to 2,900,421 shares of Company Common Stock at a purchase price of $22 1/8 per share;

         WHEREAS, simultaneously with the execution of the Contribution Agreement, the parties hereto entered into Amendment No. 1 to Stockholders Agreement dated as of February 10, 1997 ("Amendment No. 1 to Stockholders Agreement"), pursuant to Section 1 of which Investor waived those participation rights under Section 4.2 of the Stockholders Agreement which arose in connection with the Branch Transaction, and, in lieu thereof, received the right to purchase from the Company at a purchase price of $22 1/8 a certain number of shares of Company Common Stock on the terms and conditions set forth in Amendment No. 1 to Stockholders Agreement (the "Special Purchase Right");

         WHEREAS, pursuant to a Subscription Agreement dated August 28, 1997, Investor partially exercised the Special Purchase Right for 1,050,000 shares of Company Common Stock, and the parties agreed that the remainder of the Special Purchase Right would extend to certain additional shares through October 31, 1997;





         WHEREAS, pursuant to a letter agreement dated October 31, 1997, the parties agreed to extend the deadline for the exercise of the remainder of the Special Purchase Right for 700,000 shares of Company Common Stock representing the Subsequent Number of Shares through December 5, 1997;

         WHEREAS, pursuant to Section 4.2 of the Stockholders Agreement, Investor currently has the right to purchase from the Company, at a purchase price less than $22 1/8 per share, a certain number of shares of Company Common Stock based on previous issuances by the Company from time to time each quarter since July 10, 1996 of shares pursuant to the Company's Dividend Reinvestment Plan, its Long-Term Omnibus Plan and certain other employee benefit plans, all of which possible purchase rights through September 30, 1997 are described on Exhibit A hereto and none of which have been the subject of any previous notices from the Company to Investor under Section 4.2 of the Stockholders Agreement (collectively, the "Catch-Up Purchase Right"); and

         WHEREAS, in accordance with Investor's desire to complete its exercise of its Special Purchase Right by purchasing the Subsequent Number of Shares and to exercise the Catch-Up Purchase Right, the Company desires to issue and sell to Subscriber shares of Company Common Stock in an offering (collectively, the "Special Purchase") from the Company to Subscriber.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

         1.   SUBSCRIPTION; CLOSING

              1.1  Subscription for Company Common Stock

                   Subject to the terms and conditions hereof, Subscriber hereby subscribes (the "Subscription") to purchase 735,000 shares of Company Common Stock (the "Special Purchase Shares"), 700,000 shares of which are with respect to the Subsequent Number of Shares which represent the remainder of the Special Purchase Right and 35,000 shares of which represent shares which the parties hereby agree shall constitute the Catch-Up Purchase Right in its entirety through September 30, 1997. Subscriber acknowledges receipt of an oral Special Purchase Notice (as defined in Amendment No. 1 to Stockholders Agreement) and an oral Participation Notice (as defined in Section 4.2 of the Stockholders Agreement) from the Company and hereby waives the requirement that such notices have been in writing. The Company acknowledges receipt of an oral Special Exercise Notice (as defined in Amendment No. 1 to the Stockholders Agreement) and an oral Exercise Notice (as defined in Section 4.2 of the Stockholders Agreement) and hereby waives the requirement that such notices have been in writing.









              1.2  ACCEPTANCE OF SUBSCRIPTION

                   Subject to the terms and conditions hereof, the Company hereby accepts the Subscription. With respect to the Subsequent Number of Shares and the Catch-Up Purchase Right, respectively, the Company has previously delivered an oral Special Purchase Notice and an oral Participation Notice to Subscriber, which the Company hereby confirms in writing, and Subscriber has previously delivered an oral Special Exercise Notice and an oral Exercise Notice to the Company, which Subscriber hereby confirms in writing, and the Company hereby confirms that the Company intends to use the proceeds from the sale of the Special Purchase Shares to reduce outstanding indebtedness of the Company.

              1.3  PURCHASE PRICE

                   Of the Special Purchase Shares, the per share purchase price for the 700,000 Subsequent Number of Shares which represent the remainder of the Special Purchase Right shall be $22 1/8 per share and the per share purchase price for the 35,000 shares which represent the Catch-Up Purchase Right Shares shall be $21.79 per Share, for an aggregate purchase price of $16,250,150 (the "Purchase Price").

              1.4  CLOSING

                   Subject to the terms and conditions hereof, the closing of the Special Purchase (the "Closing") shall occur on the date hereof. At the Closing, the Company will sell, convey, assign, transfer and deliver, and Subscriber will purchase and acquire (and the Advancing Party shall advance sufficient funds for such purchase) from the Company, the Special Purchase Shares, and Subscriber will pay to the Company the Purchase Price by wire transfer of immediately-available funds in U.S. dollars to the account or accounts specified by the Company.


    2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

              The Company hereby represents and warrants to Subscriber as follows:

              2.1  DUE INCORPORATION, ETC.

                   (a) The Company is duly organized, validly existing and in good standing under the Laws of the State of Florida, with all requisite power and authority to own, lease, operate and sell its assets and to carry on its business as it is now being conducted. The Company is in good standing as a foreign entity authorized to do business in each jurisdiction where it engages in business, except to the extent such violation or failure does not cause or is not reasonably expected to cause a Material Adverse Effect.








                   (b) The Company owns all of the outstanding capital stock of its subsidiaries listed on Exhibit 21 of the Company's Form 10-K annual report filed with the SEC for the fiscal year ended December 31, 1996, except that the Company owns 100% of the outstanding preferred stock and 5% of the outstanding common stock of Regency Realty Group II, Inc., which in turn owns 100% of the preferred stock and 5% of the common stock of Regency Realty Group, Inc. Except for its interests in its subsidiaries and minority interests in Village Commons Shopping Center, Ltd., Regency Ocean East Partnership, Ltd., RRC Operating Partnership of Georgia, L.P. and Hyde Park Partners, L.P., the Company does not hold any interest in any security issued by any other person.

              2.2  DUE AUTHORIZATION; CONSENTS; NO VIOLATIONS

                   (a) The Company has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement have been duly and validly approved by the Company, and no other proceeding on the part of the Company is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Investor, this Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, similar laws or court decisions from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

                   (b) No consents, waivers, exemptions or approvals of, or filings or registrations by the Company with, any Government Authority or any other person not a party to this Agreement are necessary in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby except to the extent the failure to obtain the same does not cause or is not expected to cause a Material Adverse Effect on the Company or the transactions contemplated by this Agreement except for the consents obtained pursuant to Section 7.1(d) of the Stock Purchase Agreement.

                   (c) Except to the extent same does not cause or is not reasonably expected to cause a Material Adverse Effect, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any Order applicable to or binding on the Company or its assets; (ii) violate any statute, law, ordinance, rule, regulation or judicial decision ("Law"); (iii) violate or conflict with, result in a breach of, constitute a default (or an event which with the passage of time or the giving of notice, or both, would constitute a default) under, permit cancellation of, accelerate the performance required by, or result in the creation of any Lien upon any of the






         Company's assets under, any contract or other arrangement of any kind or character to which the Company is a party or by which the Company or any of its assets are bound; (iv) permit the acceleration of the maturity of any indebtedness of the Company, or any indebtedness secured by any of the Company's assets; or (v) violate or conflict with any provision of the Company's Articles of Incorporation or Bylaws.

              2.3  CAPITALIZATION

                   (a) The authorized capital stock of the Company consists of (i) 150,000,000 shares of Common Stock, (ii) 10,000,000 shares of Special Common Stock, $0.01 par value, and
         (iii) 10,000,000 shares of preferred stock, $0.01 par value. As of November 13, 1997, there were 23,256,277 shares of Common Stock issued and outstanding, and 2,500,000 shares of Class B Non-voting Common Stock, par value $0.01 issued and outstanding.

                   (b) No shares of the Company's stock are entitled to preemptive rights. Except as disclosed in the Company's reports filed with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 ("Regency Exchange Act Reports"), in the Articles of Incorporation relating to the Class B Non-voting Common Stock, or on Schedule 2.3(b), there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or contracts or other arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries. The Company has furnished to Investor true and correct copies of the Articles of Incorporation and the Company's Bylaws, as in effect on the date hereof.

                   (c) Except as set forth on Schedule 2.3(c), the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

                   (d) Except for the agreements listed on Schedule 2.3(d), the Company has no knowledge of any voting agreements, voting trusts, stockholders' agreement, proxies or other agreements or understandings that are currently in effect or that are currently contemplated with respect to the voting of any capital stock of the Company.

                   (e) All of the outstanding securities of the Company were issued in compliance with all applicable federal and state securities laws.









              2.4  VALID ISSUANCE OF SHARES

                   The Special Purchase Shares which are being issued hereunder, when issued and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and, based upon the representations of Investor in this Agreement, will be issued in compliance with all applicable federal and state securities laws.

              2.5  REGENCY EXCHANGE ACT REPORTS

                   (a) Since November 5, 1993, the Company has timely filed all the Regency Exchange Act Reports. As of their respective dates, (i) the Regency Exchange Act Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the Regency Exchange Act Reports, and (ii) no Regency Exchange Act Report contained any untrue statement of material fact or omitted a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                   (b) The financial statements of the Company included in the Regency Exchange Act Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except
         (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and on that basis present fairly in all material respects the consolidated financial position and assets and Liabilities of the entities included therein (including the Company's subsidiaries) as going concerns, and the results of the operations of such entities and changes in their financial position for the periods covered thereby and as of the dates thereof. Such financial statements are in accordance with the books and records of the entities included therein (including the Company's subsidiaries), do not reflect any transactions which are not bona fide transactions and do not contain any untrue statements of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. Such financial statements make full and adequate disclosure of, and provision for all material Liabilities of the entities included therein (including the Company's subsidiaries) as of the dates thereof. Except as set forth in the balance sheets included in the Regency Exchange Act Reports, there are no Liabilities (including "off-balance sheet" Liabilities), whether due or to become due, which have had or are reasonably likely to have a Material Adverse Effect.








              2.6  PERMITS

                   The Company holds all licenses, certificates, permits, franchises, rights, variances, interim permits, approvals, authorizations or consents, whether federal, state, local or foreign, which are currently necessary for the lawful operation of the Company's business, except for those the absence of which would not cause and would not be reasonably expected to cause a Material Adverse Effect on the Company.

              2.7   NO ADVERSE CHANGE

                   Since June 30, 1997, there has not been (i) any change in the Company which would cause or reasonably be expected to result in a Material Adverse Effect on the Company, (ii) any material loss, damage or destruction to any of the Company's assets (whether or not covered by insurance) or any other event or condition which has had or could have a Material Adverse Effect on the Company, (iii) any contract or other transaction entered into by the Company relating to, or otherwise affecting in any way, its business or the operation thereof, other than in the ordinary course of business, (iv) any sale, lease or other transfer or disposition of any of the Company's assets, or any cancellation of any debts or claim of the Company, except in the ordinary course of business, and (v) any changes in the accounting systems, policies or practices of the Company. Since June 30, 1997, the Company's business has been conducted in all material respects only in the ordinary course and consistent with past practices.

              2.8  NO DEFAULTS OR VIOLATIONS

                   Except to the extent any default or non-compliance does not cause or is not reasonably expected to cause a Material Adverse Effect as to the Company: (a) the Company has not materially breached any provision of, nor is it in material default under the terms of, any lease, contract or commitment to which it is a party or under which it has any rights or by which it is bound or which relates to its business or its assets and, to the Company's knowledge, no other party to any such lease, contract, or other commitment has breached such lease, contract or commitment or is in default thereunder (nor has the Company waived any such default) in any material respect, and no event has occurred and no condition or state of facts exists which with the passage of time or the giving of notice, or both, would constitute such a default or breach by the Company, or to the Company's knowledge, by any such other party, or give right to an automatic termination or the right of discretionary termination thereof; (b) the Company is in material compliance with, and no Liability or material violation exists under, any Law or order applicable in any way to the Company; and (c) no notice from any Government Authority has been received by the Company claiming any violation of any Law (including any building, zone or other ordinance) or order, or requiring any work, construction or expenditure.







              2.9  LITIGATION

                   Except for certain matters which, to the Company's knowledge, do not have a Material Adverse Effect on the Company or the transactions contemplated by this Agreement, there is no litigation pending or, to the Company's knowledge, threatened against any of the properties or businesses of the Company or relating to its assets or the transactions contemplated by this Agreement. Neither the Company nor any of its assets are subject to any order which has had or could have had a Material Adverse Effect on the Company.

              2.10 TITLE TO PROPERTIES; LEASEHOLD INTERESTS

                   The Company has good and marketable title to each of the properties and assets owned by it. Certain real and personal property used by the Company in the conduct of its business is held under lease, and, to the Company's knowledge, there is no pending or threatened Claim by any lessor of any such property to terminate any such lease. None of the properties owned or leased by the Company is subject to any Liens which could reasonably be expected to materially and adversely affect the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company. Each lease or agreement to which the Company is a party under which it is the lessee of any property, real or personal, is a valid and subsisting agreement without any material default of the Company thereunder and, to the best of the Company's knowledge, without any material default thereunder of any other party thereto. No event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a default or event of default by the Company under any such lease or agreement or, to the best of the Company's knowledge, by any party thereto, except for such defaults that would not individually or in the aggregate have a Material Adverse Effect on the Company. The Company's possession of such property has not been disturbed and, to the best of the Company's knowledge, no claim has been asserted against it adverse to its rights in such leasehold interests.

              2.11 ENVIRONMENTAL MATTERS

                   For purposes of this Section 2.11, the term "Regency" means the Company and its Affiliates, and the term "Regency Property" means a property owned or leased by the Company or its Affiliates and any property in which the Company or its Affiliates has an interest. The parties acknowledge that Regency does not possess any expertise with regard to Materials of Environmental Concern and, accordingly, the following representations and warranties are based exclusively on reports prepared by environmental consultants to Regency.










                   (a) Except for those matters described in Schedule 2.11 with respect to Bolton Plaza, Regency is and each Regency Property is not presently in violation of any applicable Environmental Law;

                   (b) Regency has not stored or used any Materials of Environmental Concern at any Regency Property;

                   (c) Regency has not received any notice, complaint, warning letter or notice of violation from any Government Authority or any other person that Regency is in violation of any Environmental Law or environmental permit or that they are responsible (or potentially responsible) for the assessment or remediation of any release of any Material of Environmental Concern at, on or beneath any Regency Property;

                   (d) Regency is not the subject of any actual or threatened federal, state, local or private litigation involving a claim of liability or a demand for damages arising out of violation of any Environmental Law or from the release or threatened release of any Material of Environmental Concern;

                   (e) Except for those matters described in Schedule 2.11 with respect to Bolton Plaza, Regency has timely filed all reports required by any applicable Environmental Law and has generated and maintained all data, documentation, and records required under any Environmental Law;

                   (f) Except for those matters described in Schedule 2.11, which, to Regency's knowledge, do not have a Material Adverse Effect on Regency, Regency is not aware of any release or threatened release of a Material of Environmental Concern, the presence of any current or former drycleaning facility, the presence of any current or former storage tanks, the presence of any asbestos containing material, or the presence of any condition or circumstance which could subject the owner or operator of any Regency Property to liability or claims under the Environmental Laws or any private cause of action arising out of an environmental condition;

                   (g) No Regency Property is subject to, and Regency has no knowledge of any imminent restriction on the ownership, occupancy, use, or transferability of any Regency Property; or

                   (h) To Regency's knowledge, there are no conditions or circumstances at any Regency Property which pose a risk to the environment or the health or safety of any Person.














              2.12 TAXES

                   The Company has filed all federal, state, local and other Tax returns and reports (except for foreign returns and reports the failure to file which has not and is not reasonably expected to cause a Material Adverse Effect), and any other material returns and reports with any Government Authority, required to be filed by it. The Company has paid or caused to be paid all Taxes that are due and payable, except those which are being contested by it in good faith by appropriate proceedings and in respect of which adequate reserves are being maintained on its books in accordance with GAAP consistently applied. The Company does not have any material Liabilities for Taxes other than those incurred in the ordinary course of business and in respect of which adequate reserves are being maintained by it in accordance with GAAP consistently applied. Federal and state income Tax returns for the Company have not been audited by the IRS or any state authority. No deficiency assessment with respect to or proposed adjustment of the Company's federal, state, local or other Tax returns is pending or, to the best of the Company's knowledge, threatened. There is no Tax Lien, whether imposed by any federal, stare, local or other tax authority outstanding against the assets, properties or business of the Company. There are no applicable Taxes, fees or other governmental charges payable by the Company in connection with the execution and delivery of this Agreement.

              2.13  EMPLOYEES: ERISA

                   The Company has good relationships with its employees and has not had and does not expect any substantial labor problems. The Company does not have any knowledge as to any intentions of any key employee or any group of employees to leave the employ of the Company. Other than as disclosed in the Regency Exchange Act Reports and materials provided to Investor, the Company has not established, sponsored, maintained, made any contributions to or been obligated by law to establish, maintain, sponsor or make any contributions to any "employee pension benefit plan" or "employee welfare benefit plan" (as such terms are defined in ERISA), including, without limitation, any "multi-employer plan." The Company has complied in all material respects with all applicable Laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other Taxes, and with ERISA.

              2.14  ACCURACY OF STATEMENTS

                   To the Company's knowledge, neither this Agreement nor any document, instrument, schedule, exhibit, statement, list, certificate or other information furnished or to be furnished by or on behalf of the Company to Investor in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary






         to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

              2.15 TAX MATTERS; REIT AND PARTNERSHIP STATUS

                   (a) The Company (i) intends in its federal income tax return for the tax year that will end on December 31, 1997, to elect to be taxed as a REIT within the meaning of Section 856 of the Code, and has complied (or will comply) with all applicable provisions of the Code relating to a REIT for 1997, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for 1997, (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and, to the Company's knowledge, no such challenge is pending or threatened, and (iv) to the Company's knowledge, and assuming the accuracy of Subscriber's representation in Section 3.7, 3.8, will not be rendered unable to qualify as a REIT for federal income tax purposes as a consequence of the transactions contemplated hereby.

                   (b) The Company was eligible to and did validly elect to be taxed as a REIT for federal income tax purposes for calendar years 1993, 1994, 1995 and 1996. Each Partnership and each subsidiary of the Company organized as a partnership (and any other subsidiary of the Company that files tax returns as a partnership for federal income tax purposes) was and continues to be classified as a partnership for federal income tax purposes.

                   (c)  For purposes of this Section 2.15, no
         representation set forth in Section 2.15 shall be deemed to be untrue unless such untruths would, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

              2.16 COMPLIANCE WITH ORGANIZATION DOCUMENTS

                   Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision of its charter, bylaws or partnership agreement (or equivalent organizational documents), except for such defaults or violations which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

              2.17 FLORIDA TAKEOVER LAW

                   The terms of Sections 607.0901 and 607.0902 of the Florida Business Corporation Act will not apply to Subscriber, the Subscription or any other transaction contemplated hereby.












              2.18 BROKERS OR FINDERS

                   No agent, broker, investment banker or other firm or person, including any of the foregoing that is an Affiliate of the Company, is or will be entitled to any broker's or finder's fee or any other commission or similar fee from the Company in connection with this Agreement or any of the transactions contemplated hereby for which Subscriber will be responsible.

              2.19 SHAREHOLDER APPROVAL

                   The issuance of Company Common Stock pursuant to this Agreement has been approved by the requisite vote of the Company's Shareholders.

              2.20 AMENDED COMPANY CHARTER; MODIFICATION OF OWNERSHIP LIMIT

                   The amendment to the Company Charter in the form attached as Exhibit E to the Stock Purchase Agreement has been approved by the requisite vote of holders of Company Common Stock, all as required by and in accordance with the Company Charter, and duly filed with the Secretary of State of Florida and is full force and effect.

              2.21  CONSENTS

                   Company has obtained the consents required by Section 7.1(d) of the Stock Purchase Agreement (other than that of Fortis Benefits Insurance Co., which was waived by the Parties).

              2.22 HSR ACT

                   No action has been instituted by the United States Department of Justice or the United States Federal Trade Commission challenging the consummation of the transactions contemplated by the Stock Purchase Agreement or the transactions contemplated hereby, and no filing under the HSR Act is required with respect to the transactions contemplated thereby or hereby.

              2.23 RELATED TENANT LIMIT WAIVER

                   The Board of Directors of the Company has granted a waiver of the Related Tenant Limit (as such term is defined in the Company Charter) to Investor.
















              2.24 NO INJUNCTION

                   There is no order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby and there are no pending Actions which would reasonably be expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby or to issue the Special Purchase Shares.

              2.25 DOMESTICALLY-CONTROLLED REIT

                   To the best of the Company's knowledge, the Company is, and after giving effect to the Closing will be, a "domestically-controlled" REIT within the meaning of Code Section 897(h)(4)(B).

    3.   REPRESENTATIONS AND WARRANTIES OF SUBSCRIBER AND THE ADVANCING
         PARTY

              Subscriber and the Advancing Party hereby jointly and severally represent and warrant to the Company as follows:

              3.1  ORGANIZATION AND STANDING

                   Each of Subscriber and the Advancing Party is a corporation duly incorporated, validly existing and in good standing under the laws of Luxembourg. Subscriber has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted, and to enter into this Agreement and to perform its obligations hereunder.

              3.2  DUE AUTHORIZATION

                   The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of Subscriber and the Advancing Party. This Agreement has been duly executed and delivered by each of Subscriber and the Advancing Party for itself and constitutes the valid and legally binding obligations of Subscriber and the Advancing party, enforceable against Subscriber or the Advancing Party, as the case may be, in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights or general principles of equity.

              3.3  CONFLICTING AGREEMENTS AND OTHER MATTERS

                   Neither the execution and delivery of this Agreement nor the performance by Subscriber or the Advancing Party, as the case may be, of its obligations hereunder will conflict with, result in a breach of the terms, conditions or provisions of, constitute








         a default under, result in the creation of any mortgage, security interest, encumbrance, lien or charge of any kind upon any of the properties or assets of Subscriber or the Advancing Party, as the case may be, pursuant to, or require any consent, approval or other action by or any notice to or filing with any Government Authority pursuant to, the organization documents or agreements of Subscriber or the Advancing Party, as the case may be, or any agreement, instrument, order, judgment, decree, statute, law, rule or regulation by which Subscriber or the Advancing Party, as the case may be, is bound, except for filings after the Closing under
         Section 13(d) of the Exchange Act.

              3.4  SOURCE OF FUNDS

                   At the Closing, the Advancing Party shall have available and shall advance to Subscriber all of the funds necessary to satisfy Subscriber's obligations hereunder and to pay any related fees and expenses in connection with the foregoing.

              3.5  BROKERS OR FINDERS

                   No agent, broker, investment banker or other firm or person, including any of the foregoing that is an Affiliate of Subscriber or the Advancing Party, is or will be entitled to any broker's or finder's fee or any other commission or similar fee from Subscriber or the Advancing Party in connection with this Agreement or the transactions contemplated hereby for which the Company will be responsible.

              3.6  REIT QUALIFICATION MATTERS

                   To Subscriber's knowledge, no person which would be treated as an "individual" for purposes of Section 542(a)(2) of the Code (as modified by Section 856(h) of the Code) owns or would be considered to own (taking into account the ownership attribution rules under Section 544 of the Code, as modified by
         Section 856(h) of the Code) in excess of 9.8% of the value of the outstanding equity interest in Subscriber or the Advancing Party.

              3.7  INVESTMENT COMPANY MATTERS

                   Neither the Advancing Party nor Subscriber is, and after giving effect to the purchase of the Special Purchase Shares, neither will be, an "investment company" or an entity "controlled" by an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

              3.8  INVESTMENT REPRESENTATIONS

                   Investor is acquiring the Special Purchase Shares for investment purposes and not with a view to the distribution thereof. Investor acknowledges and agrees that the Special Purchase Shares may only be sold or otherwise disposed of in one or more






         transactions registered under the Security Act and, where applicable, relevant state securities laws or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such state securities laws is applicable, and Investor agrees that the Certificates representing such Company Common Stock will bear a legend to that effect.

              3.9  NO SUBSTANTIAL INVESTMENT IN COMPANY'S TENANTS

                   As of the date hereof, Investor does not own, directly or indirectly, an interest in a tenant listed on Schedule 3.9 attached hereto, which interest is equal to or greater than (i) 10% of the combined voting power of all classes of stock of such tenant, (ii) 10% of the total number of shares in all classes of stock of such tenant, or (iii) if such tenant is not a corporation, 10% of the assets or net profits of such tenant. For purposes of this section, the rules prescribed by Section 318(a) of the Code, for determining the ownership of stock, as modified by Section 856(d)(5) of the Code, shall apply in determining direct and indirect ownership of stock, assets, or net profits.

    4.   SURVIVAL; INDEMNIFICATION

              4.1  SURVIVAL

                   All representations, warranties, covenants and agreements of the parties contained herein, including indemnity or indemnification agreements contained herein, shall survive the Closing until the first anniversary of the Closing. No Action or proceeding may be brought with respect to any of the representations, warranties, covenants or agreements unless written notice thereof, setting forth in reasonable details the claimed misrepresentations or breach of warranty or breach of covenant or agreement, shall have been delivered to the party alleged to have breached such representation or warranty or such covenant or agreement prior to the first anniversary of the Closing. Those covenants or agreements that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive in accordance with their terms.

              4.2  INDEMNIFICATION BY SUBSCRIBER OR THE COMPANY

                   (a) Subject to Section 4.1, from and after the Closing, Subscriber shall indemnify and hold harmless the Company, its successors and assigns, from and against any and all Loss and Expenses suffered, directly or indirectly, by the Company by reason of, or arising out of (i) any breach as of the date made or deemed made or required to be true of any representations or warranty made by Subscriber in or pursuant to this Agreement, or
         (ii) any failure by Subscriber to perform or fulfill any of its covenants or agreements set forth herein. Notwithstanding any other provision of this Agreement to








         the contrary, in no event shall Loss and Expenses include a party's incidental or consequential damages.

                   (b) Subject to Section 4.1, from and after the Closing, the Company shall indemnify and hold harmless Subscriber, its successors and assigns, from and against any and all Loss and Expenses, suffered, directly or indirectly, by Subscriber by reason of, or arising out of, any breach as of the date made or deemed made or required to be true of any representations or warranty made by the Company in or pursuant to this Agreement and any statements made in any certificate delivered pursuant to this Agreement, or (ii) any failure by the Company to perform or fulfill any of its covenants or agreements set forth herein. Notwithstanding any other provision of this Agreement to the contrary, in no event shall Loss and Expenses include a party's incidental or consequential damages.

                   (c) Notwithstanding the foregoing, (i) neither Subscriber nor the Company shall be responsible for any Loss and Expenses as provided by paragraphs (a) and (b), respectively, of this Section 4.2, until the cumulative aggregate amount of such Loss and Expenses suffered by Subscriber or the Company, as the case may be, exceeds $500,000, in which case Subscriber or the Company, as the case may be, shall then be liable for all such Loss and Expenses, and (ii) the cumulative aggregate indemnity obligations of each of Subscriber and the Company under this
         Section 4.2 shall in no event exceed the Purchase Price. Except with respect to third-party claims being defended in good faith or claims for indemnification with respect to which there exists a good faith dispute, the indemnifying party shall satisfy its obligations hereunder within 30 days of receipt of a notice of claim under this Section 4.

              4.3  THIRD-PARTY CLAIMS

                   If a claim by a third party is made against Subscriber or the Advancing Party or the Company (each, an "Indemnified Party") and if such Indemnified Party intends to seek indemnity with respect thereto under this Section 4, such Indemnified Party shall promptly notify the indemnifying party in writing of such claims setting forth such claims in reasonable detail. The indemnifying party shall have 20 days after receipt of such notice to undertake, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided, however, that the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party. The Indemnified Party shall not pay or settle any claim which the indemnifying party is contesting. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the Indemnified Party within 20 days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the






         Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

    5.   MISCELLANEOUS

              5.1  COUNTERPARTS

                   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall be effective when one or more counterparts have been signed by each party hereto and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section, provided receipt of copies of such counterparts is confirmed.

              5.2  GOVERNING LAW

                   THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.

              5.3  ENTIRE AGREEMENT

                   This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. This Agreement is not intended to confer upon any person not a party hereto (and their successors and assigns) any rights or remedies hereunder.

              5.4  NOTICES

                   All notices and other communications hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or numbers as set forth below. Notices to the Company shall be addressed to:

                   Regency Realty Corporation
                   121 W. Forsyth Street, Suite 200
                   Jacksonville, Florida  32202
                   Attention:  Martin E. Stein, Jr.
                   Telecopy Number:  (904) 634-3428











              with a copy (which shall not constitute notice) to:

                   Foley & Lardner
                   Greenleaf Building
                   200 Laura Street
                   Jacksonville, Florida  32202
                   Attention:  Charles E. Commander, III, Esq.
                   Telecopy Number: (904) 359-8700

              Notices to Subscriber or the Advancing Party shall be addressed to:

                   Security Capital Holdings S.A.
                   69, route d'Esch
                   L-2953 Luxembourg
                   Attention:  David A. Roth, Vice President
                   Telecopy Number: (352) 4590-3331

              with a copy (which shall not constitute notice) to:

                   Wachtell, Lipton, Rosen & Katz
                   51 W. 52nd Street
                   New York, New York  10018
                   Attention:  Adam O. Emmerich, Esq.
                   Telecopy Number:  (212) 403-2000

              5.5  SUCCESSORS AND ASSIGNS

                   This Agreement shall be binding upon and insure to the benefit of the parties hereto and their respective successors. Neither Subscriber nor the Advancing Party shall be permitted to assign any of its rights hereunder to any third party; provided, however, that Subscriber and the Advancing Party may assign all (but not less than all) of their rights hereunder to any other Investor so long as such other Investor agrees in writing, in a form reasonably acceptable to the Company, to be bound by all the terms and conditions of this Agreement.

              5.6  HEADINGS

                   The Section and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

















              5.7  AMENDMENTS AND WAIVERS

                   This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by the other parties hereto with any term or provision hereof on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

              5.8  EXPENSES

                   Except as set forth in this Agreement, whether or not the Closing is consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

              5.9  SEVERABILITY

                   Any provision hereof which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

              5.10 FURTHER ASSURANCES

                   The Company, Subscriber and the Advancing Party agree that, from time to time, whether before, at or after the Closing, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents hereof.

              5.11 JOINT AND SEVERAL LIABILITY; GUARANTY

                   The obligations and liability of Subscriber and the Advancing Party under or in connection with this Agreement are joint and several. The Advancing Party hereby unconditionally and irrevocably guarantees and agrees to be responsible for the payment and performance of all of Subscriber's obligations hereunder.

















                   IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or have caused this Agreement to be duly executed on their behalf, as of the day and year first above written.

                             REGENCY REALTY CORPORATION


                             By:  /s/ Bruce M. Johnson
                             Name:  Bruce M. Johnson
                             Title:  Managing Director


                             SECURITY CAPITAL HOLDINGS S.A.


                             By:  /s/ David A. Roth
                             Name:  David A. Roth
                             Title:  Vice President


                             SECURITY CAPITAL U.S. REALTY


                             By:  /s/ David A. Roth
                             Name:  David A. Roth
                             Title:  Vice President

































                                                          EXHIBIT A

            Shares                                                                                                 Total
Issue       Or Units                                           Common       Class B      Total           Total     Equity
Date        Issued     $/Share        Purpose                  Shares       Common       Equity          Units     & Units
-----       --------   -------        --------                 ------       -------      ------          -----     -------
10-Jun-96                         Signing US Realty Agree       6,849,453    2,975,468    9,824,921       9,327    9,934,248
29-Jun-96      94,282   $20.330   Schmickler Conversion         6,943,735    2,975,468    9,919,203       9,327    9,928,530
01-Jul-96         338             Employee Stock Grant          6,944,073    2,975,468    9,919,541       9,327    9,928,868
01-Jul-96      20,515             RRC Georgia OP LP             6,964,588    2,975,468    9,940,056      28,846    9,968,902
10-Jul-96         830   $20.500   401k match                    6,944,903    2,975,468    9,920,371      28,846    9,949,217
10-Jul-96     934,400   $17.625   US Realty #1                  7,879,303    2,975,468   10,854,771      28,846   10,883,617
18-Jul-96       2,049   $20.500   Directors                     7,881,352    2,975,468   10,856,820      28,846   10,885,666
18-Jul-96         402   $15.875   401k over $150,000            7,881,754    2,975,468   10,857,222      28,846   10,886,068
18-Jul-96         929   $16.375   401k over $150,000            7,882,683    2,975,468   10,858,151      28,846   10,886,997
29-Aug-96         514   $21.250   DRIP                          7,882,268    2,975,468   10,857,736      28,846   10,886,582
02-Oct-96         208   $22.375   Employee Stock Grant          7,882,476    2,975,468   10,857,944      28,846   10,886,790
02-Oct-96          26   $22.375   Employee Stock Grant          7,882,502    2,975,468   10,857,970      28,846   10,886,816
16-Oct-96       2,313   $22.375   Directors                     7,884,789    2,975,468   10,860,257      28,846   10,889,103
16-Oct-96         940   $22.375   401k match                    7,885,729    2,975,468   10,861,197      28,846   10,890,043
01-Dec-96         540   $24.500   DRIP                          7,886,269    2,975,468   10,861,737      28,846   10,890,583
05-Dec-96           3   $24.000   Employee Stock Grant          7,886,272    2,975,468   10,861,740      28,846   10,890,586
31-Dec-96   2,717,400   $17.625   US Realty #2                 10,603,672    2,975,468   13,579,140      28,846   13,607,986
31-Dec-96       8,327   $19.820   Directors' Purchase and M    10,611,999    2,975,468   13,587,467      28,846   13,616,313
31-Dec-96       1,952   $23.060   Same- P. Szurek              10,613,951    2,975,468   13,589,419      28,846   13,618,265
31-Dec-96          (1)  $19.820   Rounding Correction          10,611,998    2,975,468   13,587,466      28,846   13,616,312
17-Jan-97         104   $23.430   Employee Stock Grant         10,612,102    2,975,468   13,587,570      28,846   13,616,416
17-Jan-97         679   $23.430   401k Match                   10,612,781    2,975,468   13,588,249      28,846   13,617,095
17-Jan-97      29,014   $26.250   Restricted Stock             10,641,795    2,975,468   13,617,263      28,846   13,646,109
17-Jan-97       2,043   $19.820   401k match over $150k        10,643,838    2,975,468   13,619,306      28,846   13,648,152
17-Jan-97       2,207   $23.430   Directors/JWS                10,646,045    2,975,468   13,621,513      28,846   13,650,359
23-Jan-97      13,910   $19.820   401k match Profit Sharing    10,659,955    2,975,468   13,635,423      28,846   13,664,269
10-Feb-97      22,978   $19.820   AIM Plan                     10,682,933    2,975,468   13,658,401      28,846   13,687,247
10-Feb-97       5,622   $19.820   Mid Mgmt Performance P       10,688,555    2,975,468   13,664,023      28,846   13,692,869
01-Mar-97         746   $27.000   DRIP Plan                    10,689,301    2,975,468   13,664,769      28,846   13,693,615
03-Mar-97   1,475,178   $17.625   US Realty                    12,164,479    2,975,468   15,139,947      28,846   15,168,793
07-Mar-97     155,797   $17.625   Branch Reorg Shares          12,320,276    2,975,468   15,295,744      28,846   15,324,590
07-Mar-97   3,572,427   $17.625   Branch Partnership Units     12,320,276    2,975,468   15,295,744   3,601,273   18,897,017
16-Apr-97         260   $26.750   1st Q Stock Grants           12,320,536    2,975,468   15,296,004   3,601,273   18,897,277
16-Apr-97         624   $26.750   1996 Excess Profit Sharin    12,321,160    2,975,468   15,296,628   3,601,273   18,897,901
16-Apr-97       1,742   $19.820   Directors SPP                12,322,902    2,975,468   15,298,370   3,601,273   18,899,643
16-Apr-97       1,940   $19.820   Directors/JWS                12,324,842    2,975,468   15,300,310   3,601,273   18,901,583
21-Apr-97          10   $19.820   Stock Grants                 12,324,852    2,975,468   15,300,320   3,601,273   18,901,593
12-May-97       1,726   $26.670   401k Match                   12,326,578    2,975,468   15,302,046   3,601,273   18,903,319
12-May-97      34,833   $26.875   Options Net                  12,361,411    2,975,468   15,336,879   3,601,273   18,938,152
28-May-97       2,000   $19.250   Options Fengler              12,363,411    2,975,468   15,338,879   3,601,273   18,940,152
29-May-97         707   $26.375   Options Net                  12,364,118    2,975,468   15,339,586   3,601,273   18,940,859
12-Jun-97   3,027,080   $22.125   Branch Conversion            15,391,198    2,975,468   18,366,666     574,193   18,940,859
26-Jun-97   2,372,422   $17.625   US Realty Final              17,763,620    2,975,468   20,739,088     574,193   21,313,281
16-Jul-97   2,415,000   $27.250   Follow On                    20,178,620    2,975,468   23,154,088     574,193   23,728,281
16-Jul-97   1,785,000   $27.250   Follow On-US Realty          21,963,620    2,975,468   24,939,088     574,193   25,513,281
22-Jul-97          78   $27.250   Employee Stock Grant         21,963,698    2,975,468   24,939,166     574,193   25,513,359
22-Jul-97       6,113   $26.640   Directors                    21,969,811    2,975,468   24,945,279     574,193   25,519,472
22-Jul-97       1,088   $26.640   401k match                   21,970,899    2,975,468   24,946,367     574,193   25,520,560
11-Aug-97     129,800   $27.250   Follow On (Shoe)             22,100,699    2,975,468   25,076,167     574,193   25,650,360
11-Aug-97      95,939   $27.250   Follow On-US Realty (Sh      22,196,638    2,975,468   25,172,106     574,193   25,746,299
19-Aug-97         375   $26.640   Director Match               22,197,013    2,975,468   25,172,481     574,193   25,746,674
28-Aug-97         777   $26.000   DRIP                         22,197,790    2,975,468   25,173,258     574,193   25,747,451
28-Aug-97   1,050,000   $22.125   US Realty Branch             23,247,790    2,975,468   26,223,258     574,193   26,797,451

30-Sep-97                                                      23,247,790    2,975,468   26,223,258     574,195   26,800,360


            US REALTY ANALYSIS INCLUDING ALL POTENTIAL                    US REALTY ANALYSIS FOR SHARES < $22.125
----------------------------------------------------------------      -----------------------------------------------
           POTENTIAL                         CUMULATIVE               POTENTIAL < $22.125        CUMULATIVE
---------------------------------    ---------------------------      ------------------- ---------------------------
SHARES       COST      COST/SHARE    SHARES     COST     $/SHARE      SHARES     COST     SHARES     COST     $/SHARE
------       ----      ----------    ------     ----     -------      ------     ----     ------     ----     -------
 77.73%                                                               77.73%
     NA         NA            NA                                          NA        NA
     NA         NA            NA                                          NA        NA
     NA         NA            NA                                          NA        NA
     NA         NA            NA                                          NA        NA
     NA         NA            NA                                          NA        NA        NA
  1,593    $32,650        $20.50      1,593   $32,650     $20.50       1,593   $32,650     1,593    $32,650    $20.50
     NA         NA            NA      1,593   $32,650     $20.50          NA        NA     1,593    $32,650    $20.50
     NA         NA            NA      1,593   $32,650     $20.50          NA        NA     1,593    $32,650    $20.50
    400     $8,490        $21.25      1,992   $41,140     $20.65         400    $8,490     1,992    $41,140    $20.65
    162     $3,618        $22.38      2,154   $44,758     $20.78           0        $0     1,992    $41,140    $20.65
     20       $452        $22.38      2,174   $45,210     $20.79           0        $0     1,992    $41,140    $20.65
  1,798    $40,228        $22.38      3,952   $84,986     $21.51           0        $0     1,992    $41,140    $20.65
     NA         NA            NA      3,952   $84,986     $21.51          NA        NA     1,992    $41,140    $20.65
    420    $10,284        $24.50      4,372   $95,269     $21.79           0        $0     1,992    $41,140    $20.65
      2        $56        $24.00      4,374   $95,325     $21.79           0        $0     1,992    $41,140    $20.65
     NA         NA            NA      4,374   $95,325     $21.79          NA        NA     1,992    $41,140    $20.65
  6,473   $128,286        $19.82     10,846  $223,612     $20.62       6,473  $128,286     8,465   $169,427    $20.02
  1,517    $34,989        $23.06     12,364  $258,600     $20.92           0        $0     8,465   $169,427    $20.02
    (1)      ($15)        $19.82     10,846  $223,596     $20.62          NA        NA     8,465   $169,427    $20.02
     81     $1,894        $23.43     10,927  $225,490     $20.64           0        $0     8,465   $169,427    $20.02
     NA         NA            NA     10,927  $225,490     $20.64          NA        NA     8,465   $169,427    $20.02
     NA         NA            NA     10,927  $225,490     $20.64          NA        NA     8,465   $169,427    $20.02
  1,588    $31,475        $19.82     12,515  $256,965     $20.53                           8,465   $169,427    $20.02
  1,716    $40,194        $23.43     14,230  $297,159     $20.88           0        $0     8,465   $169,427    $20.02
     NA         NA            NA     14,230  $297,159     $20.88          NA        NA     8,465   $169,427    $20.02
 17,861   $354,001        $19.82     32,091  $651,160     $20.29      17,861  $354,001    26,326   $523,428    $19.88
  4,370    $86,613        $19.82     36,461  $737,773     $20.23       4,370   $86,613    30,696   $610,041    $19.87
    580    $15,656        $27.00     37,041  $753,430     $20.34           0        $0    30,696   $610,041    $19.87
     NA         NA            NA     37,041  $753,430     $20.34          NA        NA    30,696   $610,041    $19.87
     NA         NA            NA     37,041  $753,430     $20.34          NA        NA    30,696   $610,041    $19.87
     NA         NA            NA     37,041  $753,430     $20.34          NA        NA    30,696   $610,041    $19.87
    202     $5,406        $26.75     37,243  $758,836     $20.38           0        $0    30,696   $610,041    $19.87
    485    $12,975        $26.75     37,728  $771,810     $20.46           0        $0    30,696   $610,041    $19.87
  1,354    $26,837        $19.82     39,082  $798,648     $20.44       1,354   $26,837    32,050   $636,878    $19.87
  1,508    $29,888        $19.82     40,590  $828,536     $20.41       1,508   $29,888    33,558   $666,766    $19.87
      8       $154        $19.82     40,598  $828,690     $20.41           8      $154    33,565   $666,920    $19.87
  1,342    $35,781        $26.67     41,939  $864,471     $20.61           0        $0    33,565   $666,920    $19.87
     NA         NA            NA     41,939  $864,471     $20.61          NA        NA    33,565   $666,920    $19.87
     NA         NA            NA     41,939  $864,471     $20.61          NA        NA    33,565   $666,920    $19.87
     NA         NA            NA     41,939  $864,471     $20.61          NA        NA    33,565   $666,920    $19.87
     NA         NA            NA     41,939  $864,471     $20.61          NA        NA    33,565   $666,920    $19.87
     NA         NA            NA     41,939  $864,471     $20.61          NA        NA    33,565   $666,920    $19.87
     NA         NA            NA     41,939  $864,471     $20.61          NA        NA    33,565   $666,920    $19.87
     NA         NA            NA     41,939  $864,471     $20.61          NA        NA    33,565   $666,920    $19.87
     61     $1,652        $27.25     42,000  $866,123     $20.62           0        $0    33,565   $666,920    $19.87
  4,752   $126,583        $26.64     46,751  $992,706     $21.23           0        $0    33,565   $666,920    $19.87
    846    $22,529        $26.64     47,597 $1,015,235    $21.33           0        $0    33,565   $666,920    $19.87
     NA         NA            NA     47,597 $1,015,235    $21.33          NA        NA    33,565   $666,920    $19.87
     NA         NA            NA     47,597 $1,015,235    $21.33          NA        NA    33,565   $666,920    $19.87
    291     $7,765        $26.64     47,889 $1,023,001    $21.36           0        $0    33,565   $666,920    $19.87
    604    $15,703        $26.00     48,493 $1,038,704    $21.42           0        $0    33,565   $666,920    $19.87
     NA         NA            NA     48,493 $1,038,704    $21.42          NA        NA    33,565   $666,920    $19.87

                                     48,493 $1,038,704    $21.42                          33,565   $666,920    $19.87

Shaded lines represent excluded issuances. Prior to the initial funding all issuances were excluded. Issuances related to US Realty, Branch and the follow on are obviously excluded. Finally, any issuances related to comp plans in place prior to signing the agreement are excluded (January 17 and May 12, 28 & 29). Also exclude are 401k issuances related to 1996 contri-butions.





                            SCHEDULE 2.3(B)
                       COMMITMENTS TO ISSUE STOCK


                                                   AUTHORIZED
    AGREEMENTS TO ISSUE COMMON STOCK                 SHARES

    Dividend Reinvestment and
      Stock Purchase Plan                            600,000

    Non-officer Stock Grant Plan                     10,000

    401K Profit Sharing Plan                         225,000

    Officer AIM bonus Plan                        Determined by
                                             Compensation Committee

    Long-Term Omnibus Plan                 Lesser of 3 million shares
                                          or 12% of Outstanding Fully
                                          Diluted shares at the end of
                                             the most previous year

    RRC Operating Partnership               Issuance of 28,848 shares
    of GA, L.P.                        in exchange for 28,848 partnership
                                                      units

    Regency Retail Partnership, L.P       Issuance of 545,347 shares in
                                     exchange for 545,347 partnership units
                                      plus up to 1,742,058 shares issuable
                                         pursuant to earnout provisions


    Stock Purchase Agreement with         Additional shares based upon
    Security Capital U.S. Realty and        new shares issued by RRC
    Security Capital Holdings S.A.         subsequent to the Agreement

    Class B Common Stockholder                  2,975,468 shares





                                SCHEDULE 2.3(C)
                              OBLIGATION TO REDEEM

    1.  RRC Operating Partnership          Redemption of 28,848 partnership
        of GA., L.P.                       units

    2.  Regency Retail Partnership, L.P.   Redemption of 543,347
                                           partnership units

    3.  Class B Common Stockholder         Redemption of 2,500,000 shares
                                           of Class B Common Stock

    4.  Hyde Park Partners, L.P.           Redemption of 6,694 partnership
                                           units





                                SCHEDULE 2.3(D)
                               VOTING AGREEMENTS

    1. Stock Purchase Agreement and Exhibits thereto dated June 11, 1996 by and between Regency Realty Corporation and Security Capital Holdings, S.A. and Security Capital U.S. Realty.

    2.   The Regency Group, Inc. Voting Trust





                                 SCHEDULE 2.11

                                      RRC
                                OCTOBER 30, 1997
                         ENVIRONMENTAL MATTERS SUMMARY

    I.   Anastasia Shopping Center:
         St. Augustine Beach, Florida
         Closing Date:  November 4, 1993

    BACKGROUND:

    This center was bought at the time of our IPO. During due diligence, it was determined that there was some soil and groundwater contamination behind the dry cleaner. As a result, the contaminated area was carved out of the purchase and ownership of the carve-out was retained by the seller. An easement was granted to Regency over the carve-out. The seller agreed 1) to remediate the contamination based on a State of Florida approved plan; and 2) place in escrow $250,000, which is the estimated cost of remediation (See Regency Realty Corporation's Prospectus dated October 29, 1993, page 16, and Indemnity Agreement between buyer and seller dated September 30, 1993)

    STATUS:

    Seller has registered the contaminated site with the State and has prepared a contamination assessment plan ("CAP") which has not yet been approved. Seller continues testing in order to develop an acceptable CAP. Seller has obtained approvals for a trail catalyst injection system. We continue to monitor Seller's progress.

    II.  Village Center
         Tampa, Florida
         Closing Date:  December 21, 1995

    BACKGROUND:

    This center was bought from the proceeds of the $50,000,000 private placement from a Merrill Lynch Hubbard partnership fund. The seller disclosed that there was groundwater and soil contamination in the southwest corner of the site caused by a dry cleaning plant. The dry cleaning plant has been shut-down and there is currently only a drop facility at this location. Regency agreed to purchase this property by acquiring the contaminated property in a separate single asset entity. The seller also agreed to establish an $502,000 escrow to remediate this contamination based on an estimated cost to remediate of $392,950, prepared by Dames & Moore ("D & M").

    STATUS

    A CAP has been prepared by D & M and approved by the State. RRC recently received approval of its Remedial Action Plan and is in the process of implementation. Equipment has been ordered and a draft Ground Water Discharge Permit has been received from the Florida





    Department of Environmental Protection. Work will commence upon receipt of the final Ground Water Discharge Permit from the State.

    III. Bolton Plaza
         Orange Park, Florida
         Closing Date:  June 30, 1994

    BACKGROUND:

    This property was purchased in June of 1994. RS&H Environmental Services provided a Phase I environmental survey for the property that was developed at that time. (The property was subsequently expanded.) This report indicated that there was no reason to believe the property had contamination. Subsequently, as part of the due diligence required by a financing commitment from Wachovia Bank of Georgia, Law Engineering was hired to do an environmental survey. Unfortunately, contamination was discovered that was from a dry cleaner that was formerly located on the site. This contaminated site qualifies for the State of Florida Dry Cleaning Solvent Clean-Up Program.

    STATUS:

    The Company's consultant D & M has also been engaged to determine the extent of the contamination and recommend alternatives to contain and mitigate this contamination in accordance with the State law. D & M has completed Phase II testing and has prepared a Dry Cleaning Solvent Clean-up Program application, which has been submitted to the state.
    D & M is currently conducting additional testing to determine if procedures recently authorized by the FDEP might be applied to this site. If so, remediation costs could be reduced substantially from those estimated in June 1996 by D&M to be approximately $964,500.

    IV.  Orchard Square Shopping Center
         Atlanta, Georgia
         Closing Date:  December 29, 1995

    BACKGROUND:

    There is limited contamination at the edge of the parking lot. The seller has agreed to fully indemnify Regency for any and all claims and is responsible for completing and paying for the remediation work at this center, if such remediation work is required by the State of Georgia (See Purchase and Sale Agreement pages 19-21).

    STATUS:

    Received a "no listing/no further action" letter from the GA-DEP.





    V.   Welleby Plaza Shopping Center
         Sunrise, Florida
         Closing Date:  May 31, 1996

    BACKGROUND/STATUS:

    This center was recently purchased from Connecticut General Life Insurance Company, on account of Separate Account R ("Seller"). During contract negotiations it was disclosed that there was soil and groundwater contamination in the rear of the shopping center caused by a dry cleaning facility located in the shopping center. As part of the purchase contact, seller agreed to in a separate Environmental Indemnity and Remediation Agreement to have the shopping center declared eligible for remediation of contamination by the State of Florida and, if eligible to have the State of Florida conduct this remediation. In the event that this site is ineligible for the State of Florida remediation , then seller would conduct this remediation. Furthermore, the seller agreed to indemnify the buyer from all costs relating to this contamination. Seller made application to the State to be eligible for the program remediation. Site received a score of 30.

    VI.  Woodcroft Shopping Center
         Durham, North Carolina
         Closing Date:  December 20, 1996

    BACKGROUND/STATUS:

    This center was recently purchased from Durham Woodcroft Associates Limited Partnership. Limited contamination was discovered during due diligence around a space that was occupied by a dry cleaner from 1985 through 1986. D & M's opinion is that only monitoring will be required at this site, as the contamination has not reached levels that would require remediation. D & M has begun a Comprehensive Site Assessment
    (CSA) which is required by the North Carolina Department of Environment, Health, and Natural Resources. The cost of the CSA will be between $65,000 and $85,000.

    VII. Palm Harbor Shopping Village
         Palm Coast, Florida
         Closing Date:  July 31, 1996

    BACKGROUND/STATUS

    The center was bought earlier this year. Dry cleaner contamination has been discovered on site. The contamination appears to have migrated to adjacent property. All contamination should be successfully remediated using pump and treat technologies and soil excavation. Law Engineering's estimate is that remediation should take three to six years to complete at a cost of $300,000 to $600,000. RRC and the seller have an environmental insurance policy issued by Zurich-American which will cover the costs of remediation, subject to a $50,000 deductible which was placed in escrow by the seller at closing. Law is currently conducting tests to determine equipment needs for Remedial Action Plan.





    VIII.     Wellington Town Square
              Wellington, Florida
              Closing Date:  December 13, 1996

    BACKGROUND/STATUS

    The seller was aware of contamination by an existing dry cleaner, and had a remediation plan in place. The Company's consultant, D & M, was hired to review the plan and suggest any necessary changes. The plan, which was proposed by the seller's consultant, Groundwater Technologies, Inc., was found to be deficient in several respects by D & M. D & M's proposed system would run for a period of two years and cost $273,000. RRC received a price reduction of $150,000 to offset remediation costs. D & M is examining the Florida Department of Environmental Protection voluntary clean up guidelines to determine remediation options.

    IX.  Mainstreet Square
         Orlando, Florida
         Closing Date:  April 10, 1997

    BACKGROUND/STATUS

    Seller detected mild dry cleaner contamination, and PSI has completed Phase II and III reports. The site is eligible for the Florida clean up program, receiving a score of 112. Regency was given a price reduction of $120,000.

    X.   Cumming 400
         Cumming, Georgia
         Closing Date:  March 7, 1997

    BACKGROUND/STATUS

    The seller was aware of contamination by a former dry cleaner, and had a vapor extraction system in place, administered by the Company's consultant, Willmer Engineering. The remediation cost estimate is $59,000, plus $6,000 per year to operate the system. The site has received a "no listing letter" from the state.

    XI.  Dunwoody Hall
         Atlanta, Georgia
         Closing Date:  March 7, 1997

    BACKGROUND/STATUS





    The site is currently undergoing soil remediation, which will cost no more than $74,000. The property has received a HSRA No Listing Letter. The system will run at least until January, 1998, at which time the Company's consultant, Willmer Engineering will reevaluate. There is still an operating dry cleaning plant in the center.

    XII. Dunwoody Village
         Dunwoody, Georgia
         Closing Date:  March 7, 1997

    BACKGROUND/STATUS

    The remediation system was put into place in May, 1997, with an estimated total cost of $120,000. The system will run through the end of the year and then be evaluated by the Company's consultant, Willmer Engineering. This is a voluntary remediation, as soil and groundwater contamination are below reportable levels.

    XIII.     Powers Ferry Square
              Atlanta, Georgia
              Closing Date:  March 7, 1997

    BACKGROUND/STATUS

    There is petroleum contamination in the soil and groundwater from a former gas station. A remediation system is presently being installed. This will be a voluntary remediation, as the operator of the gas station closed and removed underground storage tanks (USTs) prior to enactment of the UST law. This means that the property owner is exempt, but the buyer and seller both agreed that there are potential liabilities involved, so a price reduction of $300,000 was agreed upon. Willmer Engineering estimated that the cost of remediation would be $307,910, and that the remediation should take approximately 3 years to complete.

    XIV. Powers Ferry Village
         Atlanta, Georgia
         Closing Date:  March 7, 1997

    BACKGROUND/STATUS

    Groundwater remediation is currently underway, with a cost estimate of $150,000. Contamination levels have been reduced drastically, and the Company's consultant, Willmer Engineering is assessing how much longer remediation will continue. A "no listing letter" from the state of Georgia has been received, therefore this is a voluntary remediation.





    XV.  Roswell Village
         Roswell, Georgia
         Closing Date:  March 7, 1997

    BACKGROUND/STATUS

    Soil behind former dry cleaner was contaminated. The remediation system was operational in April, 1997, with the entire remediation costing no more than $18,000. A state of Georgia "no listing letter" has been issued for this site. This will be a voluntary remediation.

    XVI. Trowbridge Crossing
         Sandy Springs, Georgia
         Closing Date:  March 7, 1997

    BACKGROUND/STATUS

    Soil and groundwater contamination is below state levels. This is a voluntary cleanup, with a total estimated cost of $235,000, which was placed in escrow by the seller. We have $60,000 left in escrow, which should cover operation costs for another 2-3 years according to our consultant, Willmer Engineering.





                                  SCHEDULE 3.9
                           Regency Realty Corporation
                          Summary of Principal Tenants

                                   30-Sep-97

                                               % TO COMPANY
              TENANT                           TOTAL RENT

              Publix                           9.71%
              Winn Dixie                       4.83%
              Kroger                           3.09%
              Harris Teeter                    2.57%
              Walgreens                        2.17%
              Eckerd                           2.08%
              K-Mart                           1.97%
              Wal-Mart                         1.90%
              Blockbuster                      1.75%
              AMC Theater                      1.09%
              Brunos                           1.06%
              Thriftway                        0.00%
              CVS Drugs                        0.78%
              T.J. Maxx                        0.77%
              Office Max                       0.72%
                                               0.00%
              Delchamps                        0.67%
              Michaels                         0.62%
              Office Depot                     0.59%
              Coastal Care                     0.54%
              Waccamaw                         0.54%
              A & P                            0.50%
              Uptons                           0.50%
              Stein Mart                       0.50%
              Barnes & Noble                   0.50%
              Jo-Ann Fabrics                   0.46%
              BI-LO                            0.39%
              Haverty's                        0.38%
              Sears Homelife                   0.35%
              Dockside Imports                 0.34%
              Safra Bank                       0.33%
              United Artists Theatres          0.32%
              Staples                          0.31%
              Ace Hardware                     0.29%
              Ben Franklin                     0.29%
              Cato                             0.28%
              Loehmann's                       0.27%
              Drugs for Less                   0.26%
              Consolidated Theaters            0.26%
              Beall's                          0.25%
              Baby Superstore                  0.25%
              Linen Supermarket                0.25%
              Barnett Bank                     0.25%
              Shoe Station                     0.25%
              Stuart Fine Foods                0.24%
              Pearl Arts & Craft               0.23%
              CompUSA                          0.22%
              Petstuff                         0.22%
              Gap                              0.22%
              Party City                       0.22%
              Squiggles                        0.22%
              Sports Authority                 0.21%
              Marshalls                        0.21%
              Just For Feet                    0.20%
              PruCare                          0.19%
              Food Lion                        0.27%
              Hollywood Video                  0.17%
              Chase Federal                    0.15%
              Famous Footwear                  0.15%
              Cloth World                      0.14$
              Blue Ridge Grill                 0.14%
              Fresh Market                     0.14%
              Drug Emporium                    0.13%
              Chuck E. Cheese                  0.13%
              Discovery Zone                   0.13%
              Romano's Macaroni Grill          0.12%
              Big Lots                         0.12%
              Outback Steakhouse               0.11%
              S & K                            0.11%
              BEALLS                           0.11%